Energy Conversion Devices, Inc. Announces Exercise of Over-Allotment

Option for 1,050,000 Shares of Common Stock

Rochester Hills, Mich., April 4, 2006 — Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that the underwriters of its public offering of 7,000,000 shares of common stock, completed on March 7, 2006, have exercised their over-allotment option in full and purchased an additional 1,050,000 shares of ECD common stock.

ECD Ovonics received an additional $51.4 million in gross proceeds from the exercise of the over-allotment option, before underwriting discounts and commissions and expenses payable by the company, bringing the total gross proceeds to ECD Ovonics from the offering to approximately $375.6 million.

In February, the Board of Directors of ECD Ovonics approved a plan to expand the solar module manufacturing capacity of ECD Ovonics’ wholly owned subsidiary, United Solar Ovonic, to 300 megawatts (MW) by 2010. Approximately $150 million of the net proceeds from the March 2006 equity offering will be used for the next phase of the expansion plan, which includes the construction of a 50MW manufacturing facility in Greenville, Mich., announced by ECD Ovonics on March 22, 2006. United Solar Ovonic’s existing 25MW production facility is located in Auburn Hills, Mich. In July 2005, United Solar Ovonic broke ground for a second 25MW production facility also located in Auburn Hills.

UBS Investment Bank acted as sole book-running manager for the offering. Cowen & Company, First Albany Capital, Piper Jaffray, Jefferies & Company, Merriman Curhan Ford & Co. and Tejas Securities Group, Inc. acted as co-managers for the offering.

A registration statement relating to the shares was filed with the Securities and Exchange Commission and is effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such jurisdiction. The offering of the shares of common stock was made only by means of a prospectus supplement and related prospectus, copies of which may be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone number 212-821-3000.

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About ECD Ovonics:

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including its automatic shelf registration statement and related prospectus supplement, the company’s most recent Annual Report on Form 10-K and the company’s most recent Quarterly Report on Form 10-Q could impact any forward-looking statements contained in this release.

Contacts:

Stephan Zumsteg, Vice President and CFO

Ghazaleh Koefod, Investor Relations

Energy Conversion Devices, Inc.

248.293.0440